SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __ )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
      [     ]    Preliminary Proxy Statement
      [     ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      [ X ]    Definitive Proxy Statement
      [     ]    Definitive Additional Materials
      [     ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                                    Provident Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X  ]   No fee required.

[     ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[     ]     Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of this filing.

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Notice of Annual Meeting
and Proxy Statement

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders at 9:00 a.m. Eastern Daylight Saving Time on Thursday, June 19, 2003, at the Westin Hotel, 21 East Fifth Street, Cincinnati, Ohio, Presidential III Ballroom. At the meeting, you will hear a report on our operations and have a chance to meet your directors and executive officers.

This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our director candidates.

Even if you only own a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date and promptly return your proxy form in the enclosed envelope. Instead of returning a proxy form, you may choose to vote your shares by using the Internet or telephone voting options explained on your proxy form.

Sincerely yours,

/s/Robert Hoverson
Robert Hoverson

President and Chief Executive Officer

May 19, 2003

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

June 19, 2003

To Our Shareholders:

The Annual Meeting of Shareholders of Provident Financial Group, Inc. will be held on Thursday, June 19, 2003, at 9:00 a.m. Eastern Daylight Saving Time at the Westin Hotel, 21 East Fifth Street, Cincinnati, Ohio, Presidential III Ballroom, for the purpose of considering and voting upon:

1.	The election of six directors for a term of one year;

2.	A proposed increase in shares authorized under Provident’s 1997 Stock Option Plan from 7,000,000 shares to 8,000,000 shares;

3.	The approval of Ernst & Young LLP as Provident’s independent public accountants for 2003; and

4.	Such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record on April 30, 2003 may vote at the meeting.

Your vote is important. Please complete, sign, date and promptly return your proxy form in the enclosed envelope, or instead of returning a proxy form, you may choose to vote your shares by using the Internet or telephone voting options explained on your proxy form.

/s/Mark E. Magee
Mark E. Magee
Secretary

May 19, 2003

2003 PROXY STATEMENT

GENERAL INFORMATION

Who may vote

Shareholders of Provident, as recorded in our stock register on April 30, 2003, may vote at the Annual Meeting of Shareholders. On March 31, 2003, Provident had 48,759,156 shares of Common Stock outstanding. The approximate mailing date of this Proxy Statement and accompanying proxy form is May 19, 2003.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How proxies work

Provident’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

You may receive more than one proxy form depending on how you hold your shares. Shares registered in your name are covered by one proxy form. And if you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy form with a later date, by voting in person at the meeting, or by notifying Provident’s Secretary in writing at the following address:

Mark E. Magee, Secretary Provident Financial Group, Inc. MS 860A One East Fourth Street Cincinnati, Ohio 45202

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least 35 percent of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person.

Votes needed

The six director candidates receiving the most votes will be elected to fill the seats on the Board. Approval of all other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy form but does not have authority to vote on a particular proposal.

Voting by proxy

All proxies properly signed will, unless a different choice is indicated, be voted “FOR” the election of all nominees for directors proposed by the Board of Directors and, with respect to each other matter scheduled for consideration at the meeting, in accordance with the recommendations of the Board of Directors as set forth in this Proxy Statement. You may vote for all, some, or none of our director candidates.

If any other matters come before the meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the proxy form.

Other matters

Your Board does not know of any other matter that will be presented for your consideration at the meeting other than those set forth in the Notice of Meeting. Under our Code of Regulations, any new business must be submitted to Provident’s Secretary in writing at least fifteen days prior to the date of the meeting.

ELECTION OF DIRECTORS

The Board of Directors oversees the management of Provident on your behalf. The Board reviews Provident’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage the company’s business day to day, and evaluating management’s performance. The Board met 12 times last year.

The Board is nominating the following six current directors for reelection: Jack M. Cook, Thomas D. Grote, Jr., Robert L. Hoverson, Joseph A. Pedoto, Sidney A. Peerless, and Joseph A. Steger.

Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder sees fit. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to the Secretary of Provident not less than 48 hours prior to the meeting. The proxies solicited include discretionary authority to cumulate their votes.

Five of our six nominees are not Provident employees. Only non-employee directors serve on Provident’s Audit and Compensation committees. All Provident directors are elected for one-year terms. Personal information on each of our nominees is given below.

If a director nominee becomes unavailable before the election, your proxy form authorizes us to vote for a replacement nominee if the Board names one.

Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

NOMINEES

The Board recommends you vote FOR each of the following candidates:

Jack M. Cook Age 58 Director since 1992	Since January of 2002, Mr. Cook has been associated with Compass Group, Inc., a healthcare consulting company. In April of 2001, Mr. Cook retired as President and Chief Executive Officer of Health Alliance of Greater Cincinnati, which includes Christ, University, Fort Hamilton, Jewish and St. Luke Hospitals. Mr. Cook serves on the Audit Committee.
Thomas D. Grote, Jr. Age 48 Director since 1991	Mr. Grote has been President of Grote Enterprises, LLC, a management consulting firm providing consulting services to the construction and real estate industries, since January, 1998. Mr. Grote serves on the Audit and Compensation Committees.

Robert L. Hoverson Age 61 Director since 1998	Mr. Hoverson has been President and Chief Executive Officer of Provident and The Provident Bank since May, 1998. Mr. Hoverson was Senior Vice President of Provident from August, 1992 to May, 1998, and was Executive Vice President of The Provident Bank from September, 1985 to May, 1998. Mr. Hoverson serves as Chairman of the Executive Committee.

Joseph A. Pedoto Age 61 Director since 1980	Mr. Pedoto has been President of JLM Financial, Inc., a financial consulting firm, since 1990. Mr. Pedoto serves on the Executive Committee and is Chairman of the Compensation Committee. Mr. Pedoto's service as a Director of Provident was interrupted from September, 1991 to August, 1993.

Sidney A. Peerless Age 81 Director since 1980	Dr. Peerless is a retired physician and surgeon specializing in diseases of the ear, nose and throat. Dr. Peerless is Chief Emeritus of the Otolaryngology Department of The Jewish Hospital, Cincinnati, Ohio. Dr. Peerless serves on the Compensation Committee.

Joseph A. Steger Age 66 Director since 1992	Dr. Steger has been the President of the University of Cincinnati since 1984. He also serves as a Director of Milacron, Inc. Dr. Steger serves as Chairman of the Audit Committee and on the Executive Committee.

DIRECTOR COMPENSATION

Non-employee directors receive $25,000 per year for serving as a director and as members of committees of the Board. They also receive $1,500 for each Board meeting attended and $1,000 for each committee meeting attended, with committee chairs receiving $2,000 for each committee meeting. Directors who are employees of Provident are not separately compensated for serving as directors. Non-employee directors may postpone the receipt of from 5% to 100% of their Board compensation. Amounts deferred may be invested in a Provident Common Stock Account, in which case the Account is credited annually with a percentage of Provident’s pre-tax earnings per share for each share of Provident Common Stock in the Account, with the percentage to be credited depending upon Provident’s return on equity.

Each non-employee director is also granted a non-qualified option to purchase 2,000 shares of Common Stock at the time of election or re-election to the Board of Directors, with the exercise price being the average of the closing bid and ask prices on the last trading date immediately prior to the date of grant. Non-employee directors with ten years of service as a director receive annual retirement benefits equal to the fees paid during the 12 months immediately preceding the retirement date, with payments to commence at retirement or 65th birthday, whichever is later. Retirement benefits will be paid for a period of years equal to the number of the director’s years of service, divided by three.

BOARD COMMITTEES

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. The Board of Directors does not have a nominating committee.

The Audit Committee is responsible for reviewing with the independent auditors the plans and results of the audit engagement of Provident and reviewing the scope and results of the procedures for internal auditing. The Committee is authorized generally to superintend the administration of the Internal Audit Department, which has the responsibility to perform internal audit functions for Provident and its subsidiaries. The Board has adopted a charter for the Audit Committee, which was attached to our 2001 Proxy Statement. All of the members of the Committee meet the National Association of Securities Dealers standards for independence.

Committee members: Messrs. Cook, Grote and Steger (Chairman).

Meetings last year: 8

Audit Committee Report

The Audit Committee discussed with Provident’s internal auditors and Ernst & Young LLP, Provident’s independent auditors, the overall scope and plans for their respective audits. The Audit Committee has reviewed and discussed Provident’s audited financial statements for the fiscal year ended December 31, 2002 with management and Ernst & Young LLP. Discussions with Ernst & Young LLP included all matters required under the Statement of Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and has discussed these with them and determined that they are independent from Provident and its management. Based on the foregoing reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee has also engaged Ernst & Young LLP as independent public accountants to audit Provident’s books, records and accounts for 2003.

      Audit Committee:

      Joseph A Steger, Chairman
      Jack M. Cook
      Thomas D. Grote, Jr.

The Compensation Committee is responsible for establishing compensation for management and administering the Company’s stock option plans, deferred compensation plans and supplemental executive retirement plan.

Committee members: Messrs. Grote, Pedoto (Chairman) and Peerless.

Meetings last year: 2

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors establishes salaries, bonuses and stock option awards for executive officers on an annual basis. The Committee’s policy is to encourage and motivate Provident’s executive officers to achieve both short-term and long-term business, financial and community goals, and thereby build shareholder value on a steady basis. The Committee believes it is important to provide competitive levels of compensation that will enable Provident to attract and retain the most qualified executives and to provide incentive plans that emphasize stock ownership, thus aligning more closely the interests of management with those of shareholders.

The Committee has established three primary components which it utilizes in setting annual compensation levels, namely:

      · Base Compensation

      · Annual Bonuses

      · Stock Option Grants

In establishing compensation levels for 2002, the Committee utilized executive compensation surveys which the Committee believes are appropriate. In addition, the Committee reviewed compensation levels for financial institutions of similar asset size.

Compensation in excess of $1,000,000 per year paid to the Chief Executive Officer of a company as well as to each of the other executive officers listed in the compensation table is not deductible for Federal income tax purposes unless it is “performance-based” and approved by shareholders. The Committee does not believe these limitations should interfere with the application of policies which guide its compensation decisions.

Base compensation

In establishing base salaries for 2002 the Committee took into account each particular executive officer’s level of responsibility and potential for future responsibilities, salary levels of competitors for similar functions and Provident’s performance for 2001. The Committee also took into account the recommendations of the President for executive officers other than himself in establishing base salaries.

Bonuses and stock options

Bonuses for 2002 were based primarily on recommendations made by the President, the Committee’s review of bonus awards paid by the financial institutions included in the surveys, an analysis prepared by compensation consultants to the Company and the Committee’s evaluation of Provident’s performance and the relative contributions to that performance by the executive officers to whom bonuses were awarded. While the bonus awards were based on Provident’s performance, they were not tied to specific performance objectives.

Awards of stock options are made by the Committee to motivate long-term future performance and as a reward for past performance, consistent with the purposes set forth in Provident’s 1997 Stock Option Plan.

Chief Executive Officer

In determining the compensation paid to Robert L. Hoverson, who served as Provident’s President and Chief Executive Officer in 2002, the Committee utilized each of the components described above for executive officers. In this regard, the Committee established Mr. Hoverson’s salary level for 2002 based on its evaluation of not only Provident’s financial performance, but also on the Committee’s evaluation of Mr. Hoverson’s strategic and leadership abilities in planning for and leading Provident during 2001. The Committee similarly made its own evaluation of Mr. Hoverson’s contributions to Provident on a subjective basis in establishing the amount of his bonus payment and stock option awards. While the compensation for Mr. Hoverson was based on Provident’s performance, it was not tied to specific performance objectives.

Subsequent Developments

After the Committee had made its decisions concerning salaries, bonuses and stock option awards as described above, Provident’s management discovered errors had been made in the accounting for certain auto lease transactions. Management’s discovery of the accounting errors led to a restatement of Provident’s operating results for years 1997 through 2002 that was publicly announced on March 5, 2003. Provident’s Audit Committee, through legal counsel, then engaged the accounting firm of PricewaterhouseCoopers LLP to conduct an independent review of the restatement. The Board of Directors as well as Provident’s management were subsequently advised that the accounting errors that led to the restatement were unintentional. On April 15, 2003, Provident announced an additional restatement of operating results for years 1994 through 2002. The additional restatement was attributed to a reclassification of auto leases from direct finance leases to operating leases that was required as a result of Provident’s determination that its auto leases did not meet accounting standards required for direct finance lease accounting treatment. The restatements are described in Provident’s Form 10-K for 2002. The Committee reviewed all of these subsequent developments and also took into account the advice given to the Board of Directors that the accounting errors that led to the initial restatement were unintentional. As a result of its review, the Committee confirmed its prior decisions concerning salaries, bonuses and stock option awards.

Compensation Committee:

      Joseph A. Pedoto, Chairman
      Thomas D. Grote, Jr.
      Sidney A. Peerless

PRINCIPAL SHAREHOLDERS

The following persons are the only shareholders known by Provident to own beneficially more than 5% of its outstanding Common Stock as of April 1, 2003:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (a)
American Financial Group, Inc.	7,257,414	(b)	14.6
Carl H. Lindner	1,937,247	(c) (d)	4.0
Carl H. Lindner III	3,039,161	(c) (e)	6.2
S. Craig Lindner	3,439,324	(c) (f)	7.1
Keith E. Lindner	3,469,462	(c) (g)	7.1
One East Fourth Street
Cincinnati, Ohio 45202

(a)	The percentages of outstanding shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner are 5.7%, 7.0% and 7.8%, respectively, after attributing the shares held in various trusts for the benefit of the children of Carl H. Lindner III and S. Craig Lindner (for which Keith E. Lindner acts as trustee with voting and dispositive power) to Keith E. Lindner.

(b)	Includes 6,269,214 shares held by subsidiaries of American Financial Group, Inc. (“AFG”) and 988,200 shares issuable upon conversion of Provident’s Series D Convertible Preferred stock held by an AFG subsidiary. Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and trusts for their benefit (collectively, the “Lindner Family”), are the beneficial owners of approximately 44% of AFG’s common stock, and share with AFG voting and dispositive power with respect to the shares of Provident Common Stock beneficially owned by AFG. The Lindner Family and AFG may be deemed to be controlling persons of Provident.

(c)	Excludes the shares of Common Stock beneficially owned by AFG.

(d)	Includes 1,263,245 shares held by his spouse and 514,188 shares held by a foundation over which he has voting and dispositive power. Excludes 1,603,512 shares held in a trust for the benefit of his family for which a third party acts as trustee with voting and dispositive power.

(e)	Includes 7,604 shares held by his spouse individually or as trustee. Includes 54,712 shares held by one of his children and 276,627 shares which are held in various trusts for the benefit of his children for which Keith E. Lindner acts as trustee with voting and dispositive power. Also includes 974,022 shares held in a trust for the benefit of his family for which a third party acts as a trustee with voting power.

(f)	Includes 51,019 shares held by his spouse individually or as trustee, 180,118 shares held by his spouse as custodian for their children and 35,126 shares held by a foundation over which he has voting and dispositive power. Includes 180,118 shares held by two of his children and 50,000 shares which are held in trusts for the benefit of his children for which Keith E. Lindner acts as trustee with voting and dispositive power. Also includes 1,609,581 shares held in two trusts for the benefit of his family for which third parties act as trustee with voting power. Excludes 7,900 shares held in a trust for the benefit of his family for which a third party acts as a trustee with voting and dispositive power.

(g)	Includes 3,433 shares held in trust for the benefit of his spouse, 24,284 shares he holds as custodian for his children and 340,381 shares held in trusts for the benefit of his children, over which he or his spouse have shared voting and dispositive power. This number excludes 326,627 shares (described in footnotes (e) and (f) above), which are held in trusts for the benefit of the children of his brothers, Carl H. Lindner III and S. Craig Lindner over which Keith E. Lindner has voting and dispositive power but no financial interest. Also includes 1,162,843 shares held in a trust for the benefit of his family for which a third party acts as a trustee with voting power.

DIRECTORS AND EXECUTIVE OFFICERS

This table lists the executive officers and directors of Provident and shows how much common stock each owned on April 1, 2003. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares shown.

		Common Stock Beneficially Owned
Name	Position	Amount(1)	Percent of Class(2)
Robert L. Hoverson	President, Chief Executive Officer and Director	671,696	1.3%
Jack M. Cook	Director	22,511	*
Thomas D. Grote, Jr	Director	23,212	*
Joseph A. Pedoto	Director	40,974	*
Sidney A. Peerless	Director	55,299	*
Joseph A. Steger	Director	20,953	*
Christopher J. Carey(3)	Executive Vice President and Chief Financial Officer	93,124	*
James L. Gertie(4)	Executive Vice President and Chief Credit and Risk Officer	27,344	*
Anthony M. Stollings(5)	Controller and Chief Accounting Officer	36,527	*
James R. Whitaker(6)	Vice President and General Counsel	1,377	*
All Directors and Executive Officers as a Group (10)		993,017	2.0%

(1)	Including options to purchase common stock currently exercisable or exercisable within 60 days from April 30, 2003 as follows: Mr. Hoverson, 460,500 shares; Mr. Carey, 76,000 shares; Mr. Gertie, 20,000 shares; and Mr. Stollings, 18,650 shares; 16,000 shares each for Messrs. Cook, Grote, Pedoto, Peerless, and Steger. Includes shares held in Provident's 401(k) Plan, Deferred Compensation Plan and Outside Director Deferred Compensation Plan, over which such persons do not have voting power, collectively, as follows: Mr. Hoverson, 89,615 shares; Mr. Carey, 12,406 shares; Mr. Gertie, 4,281 shares; Mr. Stollings, 11,537 shares; Mr. Whitaker, 227 shares; Mr. Cook, 4,824 shares; Mr. Grote, 3,120 shares; Mr. Pedoto, 5,622 shares; Dr. Steger, 3,485 shares.

(2)	Ownership of less than 1% is indicated by an asterisk (*).

(3)	Mr. Carey joined Provident as Executive Vice President and Chief Financial Officer on November 19, 1998. For the five-year period prior to joining Provident, Mr. Carey served as Senior Vice President and Controller of Corestates Financial Corp. and Chief Financial Officer of Corestates Bank. Age: 48

(4)	Mr. Gertie joined Provident on December 10, 2001 as Executive Vice President and Chief Credit and Risk Officer of The Provident Bank. He has served as Executive Vice President and Chief Credit and Risk Officer of Provident since April 25, 2002. Prior to joining Provident, Mr. Gertie served as Executive Credit Officer-Debt and Equity Capital Markets and Portfolio Management of FleetBoston Financial Corporation from September of 1999 to December 2001 and Director-Risk Management, Risk Measurement, Information, Analysis and Capital Markets for BankBoston Corporation from April of 1995 to September of 1999. Age: 46

(5)	Mr. Stollings has served as Controller and Chief Accounting Officer of Provident since July of 2002. He has been Controller, since October of 1991, Senior Vice President, since August of 1998 and Chief Accounting Officer, since December 2002, of The Provident Bank. Age: 47

(6)	Mr. Whitaker joined Provident as Vice President, General Counsel and Assistant Secretary on December 2, 2002. For the five-year period prior to joining Provident, Mr. Whitaker was a partner in the Cincinnati, Ohio law firm of Keating, Muething & Klekamp, P.L.L. Age: 57

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Provident’s executive officers, directors and persons who own more than 10% of a registered class of Provident’s equity securities to file reports of ownership and changes in ownership. Based on a review of the copies of such forms and written representations received by it, Provident believes that during the last fiscal year, all of its executive officers, directors and ten percent stockholders complied with the Section 16(a) reporting requirements with the exception that one transaction for Mr. Whitaker was not timely reported on a Form 4.

SUMMARY COMPENSATION TABLE

		Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation(1)($)
Robert L. Hoverson	2002	640,985	400,000	200,000	48,053
President and Chief	2001	616,154	0	90,000	47,396
Executive Officer	2000	602,596	500,000	80,000	119,379

Christopher J. Carey(2)	2002	317,391	240,000	70,000	31,377
Executive Vice President	2001	305,154	180,000	30,000	39,084
and Chief Financial Officer	2000	293,750	300,000	30,000	44,406

James L. Gertie(3)	2002	350,000	300,000	0	144,008
Executive Vice President and
Chief Credit and Risk Officer

Anthony M. Stollings	2002	159,148	55,000	10,000	12,491
Controller and Chief
Accounting Officer

Mark E. Magee	2002	198,188	50,000	17,500	30,893
Vice President and General Counsel	2001	190,562	50,000	10,000	18,762
until December 2, 2002 and Secretary	2000	186,844	84,000	10,000	26,141

Philip R. Myers(4)	2002	367,765	0	0	10,898
Executive Vice President until	2001	496,046	120,000	30,000	49,140
February 5, 2002	2000	486,489	300,000	30,000	85,730

(1)	For 2002, Messrs. Hoverson, Carey, and Myers each received contributions of $8,446; Mr. Stollings, $6,765 and Mr. Magee, $6,832, pursuant to the Provident Retirement Plan. Employer contributions made pursuant to other benefit plans were as follows: 401(k) Plan: Messrs. Hoverson, Carey, and Magee, $2,750; Mr. Stollings, $2,211; and Mr. Myers, $2,453; the Excess Benefit Deferred Compensation Plan: Mr. Hoverson, $13,859; and Mr. Carey, $8,401; the net premiums paid on Provident's Split Dollar Life Insurance Plan: Mr. Gertie, $31,050; and Mr. Stollings, $1,105; the Deferred Compensation Plan: Mr. Hoverson, $22,998; Mr. Carey, $11,780; Mr. Gertie, $1,892; Mr. Stollings, $2,389; and Mr. Magee, $21,310. Mr. Gertie received $111,066 as reimbursement for relocation expenses incurred in connection with his hiring.

(2)	Mr. Carey is employed under an arrangement which provides for a change in control severance benefit of two times his annual salary and bonus, plus health and other benefits, and a termination severance benefit of one times his annual salary and bonus, plus health and other benefits.

(3)	Mr. Gertie is employed under an arrangement which provides for an annual salary of $350,000, a target bonus of $350,000 for 2002, 100,000 stock options in 2001, a signing bonus of $250,000 payable in 2001 and a change in control severance benefit which guarantees his base salary and bonus for the remainder of the three-year period beginning on his December 10, 2001 start date with Provident, or twelve months, whichever period is greater.

(4)	Mr. Myers resigned as an officer of Provident on February 5, 2002, but will remain an employee until February 5, 2005, at an annual compensation of $350,000.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal 2002	Exercise Price ($/Share)	Market Price on Grant Date ($/Share)	Expiration Date	Grant Date Present Value($)(2)
Robert L. Hoverson	200,000	12.05	22.40	22.40	2/8/2012	1,138,000
Christopher J. Carey	70,000	4.22	22.40	22.40	2/8/2012	398,300
James L. Gertie	0
Mark E. Magee	17,500	1.05	22.40	22.40	2/8/2012	99,575
Philip R. Myers	0
Anthony M. Stollings	10,000.60		22.40	22.40	2/8/2012	56,900

(1)	The right to exercise the options shown vests at 20% per year.

(2)	Valued using the Black-Scholes option pricing model. The assumptions used for the variables in the model were: risk-free interest rate of 4.5%, dividend yield of 3.5%, volatility factor of 29.1% and an expected life of the option of 7 years.

FISCAL 2002 OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

Number of Securities

Name	Shares Acquired On Exercise	Value Realized ($)	Underlying Unexercised Options at FY-End Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End Exercisable/Unexercisable ($)
Robert L. Hoverson	33,750	463,387	357,000/362,500	888,188/726,000
Christopher J. Carey	None	None	50,000/120,000	0/254,100
James L. Gertie	None	None	20,000/80,000	54,127/216,869
Mark E. Magee	20,250	286,166	91,645/36,880	448,594/63,525
Philip R. Myers	59,625	594,743	145,200/58,550	131,400/0
Anthony M. Stollings	2,250	29,498	14,050/18,200	7,950/36,300

DECEMBER 31, 2002 EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation	6,749,899	$29.28	2,177,261(2)
plans approved by
security holders(1)
Equity compensation	1,020,940	$28.13	363,800(4)
plans not approved by
security holders(3)
Total	7,770,839	$29.12	2,541,061

(1)	1988 Stock Option Plan 1992 Outside Directors’ Stock Option Plan 1997 Stock Option Plan 1993 Deferred Compensation Plan

(2)	The number of shares available for future issuance under the 1993 Deferred Compensation Plan depends on levels of participation in the Plan and on the investment elections by the participants.

(3)	1992 Advisory Directors Stock Option Plan. Provided for the grant of stock options to members of the Advisory Boards of Directors of Provident in connection with the acquisition of other financial institutions. Options were granted for a term of 10 years and vested 20% annually. No further options may be granted under this Plan. 95 options outstanding.

1996 Non-Executive Officer Stock Option Plan. Provides for the grant of stock options to employees of Provident, other than executive officers. Options are granted at an exercise price not less than 95% of fair market value at the time of grant, for a term of up to 10 years. Options vest as determined by the Compensation Committee. 224,700 options outstanding.

2000 Employee Stock Option Plan. Provides for the grant of stock options to employees of Provident, other than executive officers. The Plan has been used to grant options to all employees of Provident who have not received options under other Provident stock option plans. Options are granted at an exercise price of not less than 95% of fair market value at the time of grant, for a term of up to 10 years. Options vest as determined by the Compensation Committee. 742,260 options outstanding.

2002 Outside Directors Stock Option Plan. Provides for the automatic grant of 2,000 options to each non-employee director upon election to the Board and upon each subsequent annual election. The options are granted at an exercise price equal to fair market value, for a term of 10 years and vest six months after the date of grant. 10,000 options outstanding.

1997 Fidelity Financial of Ohio Stock Option Plan. Assumed by Provident in the February 2000 acquisition of Fidelity Financial of Ohio, Inc. No further options may be granted under this plan. Outstanding options were granted at fair market value, having a term of 10 years and vested 20% annually. 1,028 options outstanding.

Excess Benefit Deferred Compensation Plan. Provides for the contribution by Provident for each participant of the amount that could not be contributed for such participant to the Provident Retirement Plan because such contribution would have resulted in a violation of §415(c) or 401(a)(17) of the Internal Revenue Code. Amounts contributed to the Plan are invested as directed by the participant. 25,946 Provident common shares are held in the Plan.

Outside Directors Deferred Compensation Plan. Outside directors may defer up to 100% of their Board fees. Amounts deferred are invested either in Provident common stock or other investments chosen by the director. Provident common shares held in the Plan are credited annually with a percentage of Provident’s pre-tax earnings per share for the first four years such shares are held in the Plan, with the percentage credited depending on Provident’s return on equity. 16,911 Provident common shares are held in the Plan.

(4)	8,089 shares remain available for future issuance under the Outside Directors Deferred Compensation Plan. The number of shares available for issuance under the Excess Benefit Deferred Compensation Plan depends on the investment elections by the participants.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

	Pension Plan Table
	Years of Service
Remuneration	10	15	20	25	30 and over
$ 150,000	$ 45,000	$ 52,500	$ 60,000	$ 67,500	$ 75,000
250,000	75,000	87,500	100,000	112,500	125,000
400,000	120,000	140,000	160,000	180,000	200,000
500,000	150,000	175,000	200,000	225,000	250,000
600,000	180,000	210,000	240,000	270,000	300,000
800,000	240,000	280,000	320,000	360,000	400,000
1,000,000	300,000	350,000	400,000	450,000	500,000
1,200,000	360,000	420,000	480,000	540,000	600,000
1,400,000	420,000	490,000	560,000	630,000	700,000
1,600,000	480,000	560,000	640,000	720,000	800,000

In November, 1993, the Board of Directors adopted a Supplemental Executive Retirement Plan (“SERP”) to provide a supplemental retirement benefit to key management or highly compensated employees of the Company who may be designated from time to time by the Compensation Committee.

The purpose of the SERP is to assure that each participant receives an annual retirement benefit starting at age 65, based on years of service, of up to 50% of the average of his or her highest consecutive five years’ annual compensation (which relates to the salary and bonus columns of the Summary Compensation Table on page 7) during the ten years preceding the participant’s retirement, disability, termination of employment or removal from the SERP. When a participant retires, or if a participant’s employment is terminated or the participant is removed from participation in the SERP within 24 months of a change in control, the SERP benefit is calculated, and then funds from the following sources are deducted to determine the payment due from the Company under the SERP; (i) one half of the participant’s monthly social security insurance benefit (except if there is a change in control) and (ii) the participant’s accrued benefits attributable to employer contributions to the Company’s Employee Stock Ownership Plan, 401 (k) Plan, Excess Benefit Plan, Deferred Compensation Plan and any other qualified or non-qualified pension or deferred compensation plans maintained by the Company. If the sum of these payments exceeds the participant’s benefit computed under the SERP, then no payment will be due from the Company under the SERP.

The table above shows the assumed actuarial value of the retirement plan benefits plus the SERP payment which, when taken together, will result in a total retirement payment based on average compensation and years of service. Assuming retirement at age 65, or termination of employment or removal from participation in the SERP within 24 months of a change in control, the number of years of service for the individuals named in the Summary Compensation Table participating in the SERP would be: Christopher J. Carey, 21 years; James L. Gertie, 20 years; Robert L. Hoverson, 22 years; Mark E. Magee, 28 years; and Philip R. Myers, 40 years.

FINANCIAL PERFORMANCE

The graph below summarizes the cumulative return experienced by Provident’s shareholders over the years 1997 through 2002, compared to the NASDAQ Index and the Keefe, Bruyette & Woods 50 Bank Index which is a market-capitalization weighted bank stock index that includes all money-center banks and most major regional bank holding companies, and is a widely available index. The number of companies comprising the KBW 50 Index allows ready comparisons of Provident’s stock with an industry standard. Provident is not included in the KBW 50 Index.

CERTAIN TRANSACTIONS

Provident and its subsidiaries, in their normal course of business have had, and to the extent permitted by applicable regulations and other regulatory restrictions expect to continue to have, transactions with Provident’s directors, officers, principal shareholders and affiliates of such persons including American Financial Group, Inc. (“AFG”) and its subsidiaries. All such transactions are and will be on terms no less favorable to Provident than those which could be obtained with non-affiliated parties.

In 2002, Provident received $150,000 from AFG in connection with an expense sharing arrangement for a cafeteria operated by Provident for the employees of both companies. AFG provides security guard and surveillance services at Provident’s main office for which Provident was charged $100,000 in 2002. In 2002, AFG provided record retention services for Provident for which Provident was charged $114,000 and provided property and liability insurance for which Provident was charged $612,000. Provident leases its main banking and corporate offices from a trust for the benefit of a subsidiary of AFG. Provident was charged rent under the leases of $3,778,000 in 2002.

Certain of the principal shareholders, directors and executive officers of Provident maintain investments in Provident commercial paper and repurchase agreements. The average month-end commercial paper balances for such persons (including commercial paper held by corporations they control, members of their immediate families and trusts for their benefit) for 2002 were as follows: Carl H. Lindner, $10,115,000; Keith E. Lindner, $6,646,000; siblings of Carl H. Lindner, $2,588,000; and Philip R. Myers, $88,000. The average repurchase agreement balances for such persons for 2002 were as follows: AFG, $12,051,000; and S. Craig Lindner $1,657,000.

Loans and lines of credit were extended by Provident Bank in 2002 to certain of Provident’s executive officers, directors, principal shareholders, affiliates of such persons and to members of their families. Management believes that such loans and lines of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. During 2002, the highest month-end outstanding balances of loans to principal shareholders of Provident and their related interests were as follows: AFG, $1,643,000; Carl H. Lindner, $2,854,000; siblings of Carl H. Lindner, $13,302,000; Keith E. Lindner, $62,000; and S. Craig Lindner, $2,270,000. In addition, Provident Bank had loans outstanding to three companies in which AFG or members of the Lindner family held minority ownership interests during 2002. The highest month-end outstanding balances of these loans during 2002 were $29,537,000

PROPOSALS REQUIRING YOUR VOTE

In addition to voting for directors, the following two proposals will be presented by Provident and voted on at the Meeting.

Proposal To Increase Number of Shares Under 1997 Stock Option Plan (Item 2 on the proxy form)

In May 1997, shareholders adopted the 1997 Stock Option Plan (the “Plan”) for the purpose of enabling Provident to retain and attract employees of outstanding ability and to encourage ownership of Provident Common Stock by those persons. All of Provident’s approximately 3,200 employees are eligible to receive options. Provident’s non-employee directors are not eligible to receive options. The proposed amendment would increase the number of shares subject to the Plan by 1,000,000 shares, bringing the total to 8,000,000 shares subject to the Plan.

There are presently options outstanding for the purchase of 6,233,062 shares under this Plan, and 643,238 shares are available for the grant of additional options. Under these circumstances, the Board of Directors believes it advisable for the Plan to be increased so as to make additional options available for grants in furtherance of the purposes of the Plan.

The Plan provides for the granting of options that are incentive stock options under the Internal Revenue Code and for non-qualified stock options. The major differences between these types of options relate to federal income tax consequences upon exercise or sale. Employees who receive options incur no federal income tax liability at the time of grant and Provident has no tax deduction. Optionees exercising non-qualified options recognize taxable income at the time of exercise to the extent of the difference between market price at the time and exercise price and Provident has a tax deduction to the same extent. Optionees exercising incentive stock options do not recognize taxable income until they sell the stock. If the stock is sold or disposed of more than two years after the date of grant and one year after the date of exercise, any gains realized will be treated as capital gains for federal income tax purposes and Provident will receive no tax deduction. Sales within those periods of time generate ordinary income to the optionee and a tax deduction to Provident, to the extent of the difference between the option exercise price and the market value of the stock on the date of exercise. The same amount for an incentive stock option constitutes a tax adjustment item for purposes of the alternative minimum tax.

The exercise price per share may not be less than 100% of the market value on the date of grant for incentive stock options and not less than 95% of the market value in the case of non-qualified options. The exercise price of incentive options for persons beneficially owning 10% or more of Provident’s outstanding Common Stock must be at least 110% of the market value at the time of grant.

The vesting schedule and expiration dates for all options are determined at the time of each particular stock option grant. Options generally do not become exercisable until one year from the date of grant. Thereafter, the options generally provide for vesting on a schedule of 20% per year, although options may be granted with different vesting schedules. The right to exercise options is cumulative to the extent not utilized in prior periods. The length of each option may vary from one to ten years. Optionees who own beneficially 10% or more of Provident’s outstanding Common Stock may only be granted incentive options for terms of five years or less. Options may be exercised for cash or for Provident Common Stock at its fair market value on the date of exercise. Provident does not receive any consideration from employees upon the grant of options.

The Compensation Committee, consisting of Messrs. Grote, Pedoto and Peerless administer the Plan. The Committee grants options, determines vesting and otherwise administers the Plan.

The Board of Directors recommends that Section 4.1 of the Plan be amended to increase the number of shares subject to option by 4,500,000 shares. All other terms and conditions of the Plan will remain unchanged.

On April 28, 2003, the closing sale price for Provident’s Common Stock was $23.77 per share.

Your Board of Directors recommends that you vote FOR the increase in shares authorized under Provident’s 1997 Stock Option Plan.

PROPOSAL TO APPROVE SELECTION OF INDEPENDENT ACCOUNTANTS
(Item 3 on the proxy form)

The Board is seeking shareholder approval of the selection by the Audit Committee of Ernst & Young LLP as independent public accountants to audit Provident’s books, records and accounts for 2003. If approval is not obtained, the Audit Committee will select another firm of auditors for the ensuing year.

Provident paid fees to Ernst & Young LLP during 2002 as follows:

Audit Fees	$576,000
Audit Related Fees	$535,000
Tax Fees	$179,000
All Other Fees	$136,000

Audit related fees typically include fees for audits of subsidiaries, audits of employee benefit plans and consents and other procedures related to registration statements filed by Provident. Tax Fees typically include tax consulting services and tax return review for Provident and its subsidiaries. All other fees relate to accounting consultation for Provident. The Audit Committee has determined that the provision of the foregoing non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

One or more representatives of Ernst & Young LLP will attend the Annual Meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions.

Your Board of Directors recommends that you vote FOR the approval of Ernst & Young LLP as Provident’s independent public accounts for 2003.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

The deadline for shareholder proposals to be included in the Proxy Statement for next year’s meeting is January 19, 2004.

The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in Provident’s Proxy Statement and except for matters as to which adequate notice is received. In order for a notice to be deemed adequate for the 2004 Annual Shareholders’ Meeting, it must be received by April 4, 2004. If there is a change in the anticipated date of next year’s annual meeting or these deadlines by more than 30 days, we will notify you of this change through our Form 10-Q filings.

QUESTIONS?

Provident will send upon written request, without charge, a copy of Provident’s current annual report on Form 10-K to any Provident shareholder who writes to Investor Relations at the address shown below. If you have questions or need more information about the annual meeting, write to:

      Patricia A. Forsythe
      Assistant Vice President, Investor Relations
      Provident Financial Group, Inc.
      MS 843A
      One East Fourth Street
      Cincinnati, Ohio 45202

      E-mail:
      InvestorRelations@provident-financial.com

        or call us at (513) 345-7102 or
         (800) 851-9521.

For more information about Provident, visit our website at www.provident-financial.com. For information about your record holdings call The Provident Bank Shareholder Services at (888) 863-5893.

By Order of the Board of Directors

Mark E. Magee
Secretary

Registration Name and Address

P
R
O
X
Y

The undersigned hereby appoints Robert L. Hoverson and Mark E. Magee, or either of them, the proxies of the undersigned, each with the power of substitution, to vote cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Provident Financial Group, Inc., to be held, June 19, 2003, at 9:00 A.M. Eastern Daylight Saving Time, as specified below on the matters described in Provident’s Proxy Statement and in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof. THE PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED.

The Board of Directors recommends a vote FOR the following:

1.     Election of six Directors

[ ]	FOR AUTHORITY to vote for the nominees listed below (except those whose names have been crossed out)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below

Jack M. Cook Joseph A. Steger	Thomas D. Grote, Jr. Joseph A. Pedoto	Robert L. Hoverson Sidney A. Peerless

2.     Increase in shares authorized under Provident’s 1997 Stock Option Plan from 7,000,000 shares to 8,000,000 shares

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.     Approval of Ernst & Young LLP as Independent Public Accountants for 2003

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

Dated: ____________________________, 2003	Signature: Signature: (if held jointly)	________________________________________________

________________________________________________
 Important: Please sign exactly as name(s) appears on this
 form indicating, where proper, official position or
 representative capacity. In case of joint holders, all
should sign.

TO VOTE YOUR SHARES, YOU MUST MARK, SIGN, DATE AND RETURN THIS PROXY FORM.

When properly signed, this proxy will be voted in the manner directed by the above signed shareholder(s).   A properly signed proxy that gives no direction will be voted as recommended by the Board of Directors.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.